EXHIBIT 99






                                   Contact:  Neil Lefort
                                   Vice President, Investor Relations
                                   (630) 527-4344

            MOLEX DIRECTORS INCREASE CASH DIVIDEND BY 50%
              AND RENEW STOCK REPURCHASE AUTHORIZATION

Lisle, IL, USA - August 2, 2004 -- Molex Incorporated (NASDAQ:MOLX and MOLXA), a global electronic components company, today announced that its Board of Directors has announced an increase in the regular quarterly cash dividend to $0.0375 per share, an increase of 50 percent from the previous cash dividend of $0.025 per share. The new regular quarterly cash dividend will be paid on October 25, 2004 to shareholders of record on September 30, 2004 for each share of Common Stock (MOLX), Class A Common Stock (MOLXA) and Class B Stock, and will continue quarterly until further action by the Board.

The Board of Directors also renewed its authorization to permit certain discretionary stock purchases by the Company. The authorization allows the purchase of the Company's outstanding Common Stock (MOLX) and/or Class A Common Stock (MOLXA) during the fiscal year ending June 30, 2005 up to an aggregate value of $100.0 million. According to Joe King, Vice Chairman and Chief Executive Officer, "The number of shares of stock purchased during fiscal 2005, will depend upon various factors including the relative price of the stock."

During the year ended June 30, 2004, under a similar authorization, the Company purchased 2,740,000 shares of the Company's (MOLXA) outstanding stock with a total purchase value of $70.2 million.

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Certain of these risks and uncertainties are set forth in Molex's 10-K and other documents filed with the Securities and Exchange Commission and include economic conditions in various regions, product and price competition and foreign currency exchange rate changes. Molex does not undertake to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

The Company's Annual Report, as well as news releases and other supplementary financial data is available by accessing the Company's website at www.molex.com.

Molex Incorporated is a 66-year-old manufacturer of electronic, electrical and fiber optic interconnection products and systems; switches; value-added assemblies; and application tooling. Based in Lisle, Illinois, USA, the Company operates 54 manufacturing facilities in 19 countries and employs approximately 21,225 people.



Editor's note: Molex is traded on the NASDAQ National Market System in the United States, on the London Stock Exchange and (MOLX) is included in the S&P 500 Index and the NASDAQ 100.